Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Pintec Technology Holdings Limited on Form S-8 (File No. 333-229745) of our report dated June 29, 2020, which includes explanatory paragraphs as to the restatement of previously issued financial statements and change in accounting principle, and emphasis of significant transactions with related parties, with respect to our audits of the consolidated financial statements of Pintec Technology Holdings Limited as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 appearing in this Annual Report on Form 20-F of Pintec Technology Holdings Limited for the year ended December 31, 2019.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

June 29, 2020